Exhibit 99.1

GIGOPTIX, INC. RECEIVES CONDITIONAL LISTING APPROVAL FROM NYSE AMEX

PALO ALTO, Calif., May 6, 2011 — GigOptix, Inc. (OTCBB: GGOX), a leading supplier of high performance electronic and electro-optic components that enable next generation 40G and 100G optical networks, today announced that it has received conditional approval to list GigOptix’s common stock on the NYSE Amex stock exchange. Final approval of the Company’s application is subject to certain enumerated conditions, including the closing of its merger with Endwave Corporation as well as continued compliance with other listing requirements of the exchange. Specifically, GigOptix’s common stock must maintain a market capitalization of $50 million, a minimum price of $2.00 per share and a public float of $15 million.

GigOptix common shares will continue to trade on the Over-the-Counter Bulletin Board under the symbol “GGOX” until all of the NYSE Amex listing conditions have been met. GigOptix has reserved the ticker symbol “GIG” for trading on the NYSE Amex. Subsequent to all conditions being satisfied and the shares officially trading on the NYSE Amex, GigOptix common shares will no longer be traded on the Over-the-Counter Bulletin Board.

Commenting on the conditional listing approval, Chairman of the Board and Chief Executive Officer, Dr. Avi Katz stated, “We are pleased to have renewed our conditional approval, which brings us closer to our goal of listing our common stock on a national securities exchange. We believe the NYSE Amex listing is an important milestone and integral part of the Company’s development and future growth initiatives. Additionally, we view this listing as being beneficial to both our existing stockholders as well as Endwave’s holders in that it will increase GigOptix’s visibility, liquidity and suitability for a broader group of investors. We look forward to closing the Endwave transaction in the second quarter of 2011 and satisfying all of the conditions required by the NYSE Amex exchange to commence trading thereafter.”

This approval is contingent upon GigOptix being in compliance with all applicable listing standards on the date that it begins trading on the NYSE Amex exchange and may be rescinded if GigOptix is not in compliance with such standards or if any of the standards outside of its control are not satisfied.

About GigOptix, Inc.

GigOptix is a leading supplier of high performance electronic and electro-optic components that enable next generation 40G and 100G fiber-optic telecommunications and data-communications networks. The Company offers a broad portfolio of high speed electronic devices including polymer electro-optic modulators, modulator drivers, laser drivers and receiver amplifiers for telecom, datacom, Infiniband and consumer optical systems, covering serial and parallel communication technologies from 1G to 100G. GigOptix also offers the widest range of mixed-signal and RF ASIC solutions in the market including Standard Cell, Hybrid and Structured ASICs targeting the Consumer, Industrial, Defense & Avionics industries. For more information, please visit www.GigOptix.com.

Forward Looking Statements

Statements made in this release, other than statements of historical fact, are forward-looking statements, including any statement that refers to expectations, projections or other characterizations of future events or circumstances and those which can be identified by the use of forward-looking terminology such as “expects,” “plans,” “may,” “should,” “believes” or “anticipates” and other similar expressions. Forward-looking statements are subject to a number of known and unknown risks, which might cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include whether the conditions for approval of an application to list on the NYSE Amex are satisfied and GigOptix common stock is listed on the NYSE Amex, whether the Endwave merger closes and those risks described in GigOptix’ periodic reports filed with the SEC, and in news releases and other communications. GigOptix disclaims any intention or duty to update any forward-looking statements made in this release.

Important Additional Information

This communication shall not constitute an offer of any securities for sale. In connection with the proposed transaction, GigOptix filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 that includes a proxy statement of Endwave and a prospectus of GigOptix. The definitive proxy statement/prospectus will be mailed to stockholders of Endwave. GigOptix and Endwave urge investors and security holders to read the proxy statement/prospectus regarding the proposed transaction when it becomes available because it will contain important information about the proposed transaction. You may obtain a free copy of the proxy statement/prospectus (when available) and other related documents filed by GigOptix and Endwave with the SEC at the SEC’s web site at www.sec.gov. The proxy statement/prospectus (when it is available) and other documents filed by GigOptix or Endwave with the SEC relating to the proposed transaction may also be obtained for free by accessing GigOptix’s web site at www.gigoptix.com by clicking on the link for “Investor”, then clicking on the link for “SEC Filings”, or by accessing Endwave’s web site at www.endwave.com and clicking on the “Company” link and then clicking on the link for “SEC Filings” underneath the heading “Investor Relations”.

Participants in the Merger

GigOptix, Endwave and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from Endwave stockholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of Endwave stockholders in connection with the proposed transaction, including the interests of such participants in the proposed transaction, will be set forth in the definitive proxy statement/prospectus when it becomes available. You can find information about GigOptix’s executive officers and directors in GigOptix’s definitive proxy statement filed with the SEC on October 28, 2010. You can find information about Endwave’s executive officers and directors in Endwave’s definitive proxy statement filed with the SEC on June 11, 2010. You can obtain free copies of these documents from the sources indicated above. You may obtain additional information regarding the direct and indirect interests of GigOptix, Endwave and their respective executive officers and directors in the merger by reading the definitive proxy statement/prospectus regarding the merger when it becomes available.

Media Contact:

GigOptix, Inc.

Padraig O’Mathuna, VP of Marketing

650-424-1937

pomathuna@gigoptix.com

Investor Contact:

Shelton Group Investor Relations

Leanne Sievers, EVP

949-224-3874

lsievers@sheltongroup.com

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